Exhibit 10.25

SYLVAMO CORPORATION
Q4 2021 ANNUAL INCENTIVE PLAN (AIP) –
PLAN DOCUMENT
Effective as of October 1, 2021
Pursuant to the Sylvamo Corporation 2021 Incentive Compensation Plan
I.        Application to Plan, Purposes of the Plan and Plan Description
Effective October 1, 2021, the Q4 2021 Annual Incentive Plan (the “Plan”), is governed by the Sylvamo Corporation 2021 Incentive Compensation Plan, as amended from time to time.
The purposes of the Plan are to: (a) provide an incentive to reward Participants for results in improving the financial performance of the Company; (b) attract and retain the best talent available; and (c) further align the interests of the Participants and the Company’s shareowners.
The Plan is a cash incentive plan for the fourth quarter of 2021 developed around the achievement of pre-established Performance Objectives and funded based on the Company’s achievement level against those Performance Objectives.
II.    Definitions
•Capital Spending
“Capital Spending” means “Invested in Capital Projects” as reported on the Consolidated Statement of Cash Flows in the Company’s financial statements included in its periodic filings with the SEC. Capital spending also includes all costs associated with the preparation and planting on Company-owned forestland, as well as the cost of any premerchantable timber on acquisitions of forestland. Capital Spending may be adjusted, in the Committee’s discretion, for any impact of acquisitions, divestitures, and/or the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results.
•Cash Conversion
“Cash Conversion” means EBITDA less Capital Spending plus/minus changes in Operating Working Capital, divided by EBITDA. Any adjustments to Cash Conversion may be made at the component level and are noted in the component level definition.
•Cause
“Cause” includes but is not limited to Misconduct or other activity detrimental to the business interest or reputation of the Company or continued unsatisfactory job performance without making reasonable efforts to improve. Examples include insubordination, protracted or repeated absence from work without permission, illegal activity, disorderly conduct, etc.
•Committee
“Committee” means the Management Development and Compensation Committee of the Company’s Board of Directors.
•Company
“Company” means Sylvamo Corporation, a Delaware corporation, together with its Subsidiaries.
•Earnings Before Interest, Taxes, Depreciation and Amortization or EBITDA
“Earnings Before Interest, Taxes, Depreciation and Amortization” or “EBITDA” means (1) earnings from continuing operations before interest,

income taxes, equity earnings and cumulative effect of accounting changes, and before the impact of special items and non-operating pension expense, plus (2) depreciation, amortization, and cost of timber harvested. The EBITDA metric excludes the impact of non-operating pension expense and special items, including by way of example, but without limitation, gains or losses associated with the following: (a) asset write-downs or impairment charges; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (d) accruals for reorganization and restructuring programs; (e) unusual or infrequently occurring items as described in then-current generally accepted accounting principles; (f) unusual or infrequently occurring items as described in management’s discussion and analysis of the Company’s financial condition and results of operations appearing in the Company’s annual report to shareowners for the applicable year; (g) acquisitions or divestitures; and (h) foreign exchange gains and losses. In addition, EBITDA may be adjusted, in the Committee’s discretion, for any impact of acquisitions, divestitures, and/or the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results.
•Employee
“Employee” means a regular, active employee of the Company employed on a non-temporary and full-time or part-time basis. For part-time employees who are eligible to participate in the Plan, the Participant’s Award will be prorated based on the part-time work schedule.
•Executive Officer
An “Executive Officer” means an Employee in a position designated as Senior Vice President.
•Maximum Award Pool
“Maximum Award Pool” means the sum of eligible Participants’ Target Awards (as prorated, if applicable) multiplied by 2.
•Misconduct
“Misconduct” includes but is not limited to an act detrimental to the business interest or reputation of the Company or any act determined to be a deliberate disregard of the Company’s rules, or violation of the Employee’s Non-Competition or Non-Solicitation Agreement. The determination of whether a Participant has engaged in Misconduct shall be made by the Senior Vice President & Chief People Officer or by the Committee with regard to Executive Officers, or by the Board of Directors for a determination with regard to the CEO.

•Operating Working Capital
“Operating Working Capital” means Trade Receivables plus Total Inventory less absolute Trade Accounts Payable as reported internally. Operating Working Capital may be adjusted, in the Committee’s discretion, for any impact of acquisitions, divestitures, and/or the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results.
•Participant
“Participant” means a person who has been designated as a participant in the Plan, according to Section V.
•Plan or AIP
“Plan” or “AIP” means the Q4 2021 Annual Incentive Plan, effective as of October 1, 2021.
•Retirement Eligible
    “Retirement Eligible” means an employee is at least age 55 with 10 years of service or age 65.
•Revenue
“Revenue” means “Net Sales” as reported on the Consolidated Statement of Operations in the Company’s financial statements included in its periodic filings with the SEC. Revenue may be adjusted, in the Committee’s discretion, for any impact of acquisitions, divestitures, and/or the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results.
•SEC
“SEC” means the Securities and Exchange Commission.
•Subsidiary
“Subsidiary” means any company that is owned (more than 50%) or controlled, directly or indirectly, by the Company.
•Target Award
“Target Award” means an amount equal to (a) for each Executive Officer, the percentage of base salary approved for such officer by the Committee or, for the Chief Executive Officer (the “CEO”), by the independent members of the Company’s Board of Directors, and (b) for each other Participant, the percentage of salary range midpoint (or if applicable, the percentage of base salary) applicable to the actual pay grade of such Participant, an illustration of which for U.S. target awards is shown in Appendix A, which is multiplied by 25% for the fourth quarter Target Award amount.
•Total AIP Award Pool
“Total AIP Award Pool” means the amount generated by the sum of 25% of the Executive Officer’s and CEO’s Target Awards multiplied by the Company’s percentage achievement of its Performance Objectives plus, for all other eligible Participants, the greater of (i) the sum of 25% of the eligible Participants’ Target Awards or (ii) an amount generated by the sum of 25% of the eligible Participants’ Target Awards multiplied by the Company’s percentage achievement of its Performance Objectives.

III.    Administration of the Plan
The Plan operates at the discretion of the Committee. The Committee may exercise considerable discretion and judgment in interpreting the Plan, and adopting, from time to time, rules and regulations that govern the administration of the Plan.
The Committee has delegated authority to the CEO or his designee for the day-to-day administration of the Plan, except with respect to awards made to the CEO or any other Executive Officer.
Decisions of the Committee are final, conclusive and binding on all parties, including the Company, its shareowners, and employees.
IV.    Participation in the Plan
Participation in the Plan is limited to the CEO, Executive Officers and individuals who meet the definition of Employee as set forth in Section II whose pay grade is 14 or higher. A Participant must be an Employee for the period of October 1, 2021 through December 31, 2021, in order to be eligible to receive a payout. An individual who is identified to become an Employee prior to October 1, 2021, will be an eligible Participant provided he or she commences employment with the Company prior to December 31, 2021.
Employees who are eligible for participation in any other short-term, cash-based incentive compensation plan of the Company, with the exception of the Brazil Profit Sharing Plan are not eligible for participation in the Plan.
An Employee who becomes eligible to participate in the Plan during the Plan Year or who moves from one eligible pay grade to another pay grade or becomes an Executive Officer or CEO will be eligible for a prorated award. An Employee who moves from an eligible position to a non-eligible position during the Plan Year will be eligible for a prorated award based on the number of months the employee was eligible during the Plan Year.
Participation in the Plan, or receipt of an award under the Plan, does not give a Participant or Employee any right to a subsequent award, or any right to continued employment by the Company for any period.
V.    Award Pool
AIP Performance Criteria
The Total AIP Award Pool may be determined based on the achievement of the Performance Objectives listed below during Q4 2021. For purposes of calculating EBITDA, Revenue, and Cash Conversion, the dollar amount will be rounded up or down to the nearest half million. For purposes of calculating the Company’s total performance achievement to determine the Total AIP Award Pool, the total percentage will be rounded up or down to the nearest tenth of a percentage point, e.g., 100.1%.
The maximum level of performance achievement that may be applied to calculate the Total AIP Award Pool for the Plan Year is 200%.

Q4 2021 Performance Objectives:
•70% Weight: Absolute EBITDA

Performance	Award %
Greater than $[***] and up to $[***]	+8.415% for each $1MM improvement greater than $[***] up to $[***]
$[***]	100%
•15% Weight: Absolute Revenue

Performance	Award %
Greater than $[***] and up to $[***]	+ 1.14% for each $1MM improvement greater than $[***] up to $[***]
$[***]	100%

•15% Weight: Absolute Cash Conversion

Performance	Award %
Greater than [***]% and up to [***]%	+ 1.0% for each 0.1% improvement greater than [***]% up to [***]%
[***]%	100%

Performance Objective Rating
The Company’s achievement of each Performance Objective will be evaluated by the Company as of December 31, 2021, and reviewed and verified by the Company’s external auditors.
The Company’s determination of its performance achievement will be presented to the Committee for its review and approval at the February 2022 meeting.

Approval by the Committee of the Total AIP Award Pool
The Committee approves the Total AIP Award Pool based on the Company’s performance achievement against the Performance Objectives described above.
The Committee may determine in its sole discretion to reduce or eliminate the Total AIP Award Pool based upon any objective or subjective criteria it deems appropriate.
The Committee may determine in its sole discretion to increase the Total AIP Award Pool above the calculated amount by no more than 25% based upon any objective or subjective criteria it deems appropriate. In no event shall the Total AIP Award Pool exceed the Maximum Award Pool of 200%.
The Company shall make every effort to provide the projected performance achievement to the Committee by the December meeting in order to assist the

Committee in determining whether to exercise its discretion to increase or decrease the Total AIP Award Pool.
The amount allocated for the payment of awards under the Plan may not exceed the Total AIP Award Pool.
VI.    Individual Participant Awards
A.Payout of Individual Awards
Participants each have a Target Award expressed as (a) for each Executive Officer, a percentage of base salary approved for such officer by the Committee or, for the CEO, by the independent members of the Company’s Board of Directors, and (b) for each other Participant, a percentage of the midpoint of a defined salary range (or if applicable, as a percentage of base salary) based on pay grade, an illustration of which for U.S. target awards is shown in Appendix A, which will be multiplied by 25% for the fourth quarter Target Award.
A Participant’s (other than the CEO and Executive Officers) Final Award is equal to the greater of (i) 25% of the Participant’s Target Award or (ii) 25% of the Participant’s Target Award multiplied by the Company’s actual performance percentage achieved. For the CEO and Executive Officers, the Final Award is 25% of their respective Target Award multiplied by the Company’s actual performance achived.
B.Impact of Leave of Absence for Salaried Employees
A Participant’s Target Award will not be reduced for the number of months on a leave of absence during the Plan Year.
C.Cancellation of Award Upon Certain Events
An award not yet paid (prior to actual payment, see Note below) will be cancelled as of the date of the Participant’s termination of employment in the following events:
•Voluntary resignation before retirement eligibility;
•Termination for Cause; and
•Violation of a Non-Competition, Non-Solicitation or Confidentiality Agreement, as applicable.
•Failure by an Executive Officer to submit notice of retirement one year in advance of the effective date of his or her retirement, except in the event of death, disability or waiver by the Committee; and
•Misconduct.
Note: Awards will be cancelled in the situations listed above even if time and performance have been met but the award has not yet been physically paid at the time of termination. Any dispute as to whether any of the events described in this paragraph have occurred will be resolved by the Committee in its sole discretion in accordance with Section IV.
D.Proration Upon Certain Events
An award not yet paid will be prorated based upon the number of months of employment during the Plan Year in which the Participant worked 15 days or more.

TERMINATION SCENARIO	DATE OF TERMINATION	AMOUNT TO BE PAID	TIME OF PAYMENT
For All AIP-eligible Employees
DURING PLAN YEAR
•Death •Long-Term Disability •Eligible for Termination Allowance with signed Release* (Even IF Retirement Eligible) •Company’s Divestiture of Participant’s Business •Retirement eligible	10/1 through 12/31	Pro rata Target Award	As soon as practical following termination
AFTER PLAN YEAR BUT BEFORE AIP PAYOUT
•Death •Long-Term Disability •Eligible for Termination Allowance with signed Release* •Company’s Divestiture of Participant’s Business •Retirement eligible	1/1 (of year following Plan Year) through AIP payout date	Final Award based on higher of Target or Actual performance	Final Award is paid at time of normal AIP payout
Awards paid at the target amount in connection with a termination scenario during the Plan Year are not deemed an AIP award and accordingly are not paid from the Total AIP Award Pool, but instead are charged to the appropriate cost center.

*NOTE:
U.S.: Eligible for a Termination Allowance under Company Salaried Employee Severance Plan. A U.S. Participant who does not sign the Company’s Termination Agreement and Release in connection with the payment of a Termination Allowance will forfeit his or her AIP award, unless retirement eligible.

VII.    Payment of Awards
A.Type of Payment
AIP awards are paid in cash unless deferred by the Participant. Alternatively, the Committee may, in its sole discretion, authorize payment of all or a portion of earned AIP awards to all or certain groups of Participants under the Company’s Incentive Compensation Plan in shares of Company stock.
B.Time of Payment
Awards may be paid in one or two installments, as determined by the Committee. Each such installment will be deemed to be a separate payment for purposes of Section 409A of the Internal Revenue Code and Treas. Reg. §1.409A-2(b)(2)(iii). In the event an award is paid in one installment, it will be made no later than March 15 following the Plan Year. In the event an award is paid in more than one installment, the first such payment will be made no later than March 15 following the Plan Year and the second such payment will be made no later than December 31 following the Plan Year. In no event will an award or any portion thereof be paid in the current Plan Year.
C.Payment to Beneficiaries
If a Participant dies prior to receipt of an approved award under the Plan, the award will be paid in accordance with the charts under Section VI(D) in a lump sum to the Participant’s estate as soon as practicable but in no event later than 90 days after the date of death.
D.Deferral of Payment
Any Participant who is eligible for and has elected to participate in the Company’s Deferred Compensation Savings Plan (“DCSP”) may elect to defer payment, not to exceed 85%, of any award under the Plan by filing an irrevocable AIP Deferral Election by the last business day in December of the year prior to the year in which such award would be earned. Awards or portions elected to be deferred will be credited with investment earnings or losses in accordance with provisions of, and the Participant’s elections under, the DCSP. AIP awards that are deferred will be paid in accordance with the payment terms of the DCSP.
VIII.    Recoupment or Forfeiture of Awards
If the Company reasonably believes that a Participant has committed an act of Misconduct either during employment or within 90 days after such employment terminates, the Company may terminate the Participant’s participation in the Plan or seek recoupment of an award paid under the Plan. Recoupment may be effectuated by a notice of recapture (“Recapture Notice”) sent to such Participant within the 90-day period following the termination of employment. The Participant will be required to deliver to the Company an amount in cash equal to the gross cash payment of the award to which such Recapture Notice relates within 30 days after receiving such Recapture Notice from the Company.
The Company has sole and absolute discretion to take action or not to take action pursuant to this Section VIII upon discovery of Misconduct, and its determination not to take action in any particular instance does not in any way limit its authority to terminate the participation of a Participant in the Plan and/or send a Recapture Notice in any other instance.
If any provision of this Section VIII is determined to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted by applicable law, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.
IX.    Impact of Restatement of Financial Statements Upon Previous Awards.
If any of the Company’s financial statements are required to be restated, resulting from errors, omissions, or fraud, the Committee may (in its sole discretion, but acting in good faith) direct that the Company recover all or a portion of any such award made to any, all or any class of Participants with respect to any fiscal year of the Company the financial results of which are negatively affected by such restatement. The amount to be recovered from any Participant shall be the amount by which the affected award(s) exceeded the amount that would have been payable to such Participant had the financial statements been initially filed as restated, or any greater or lesser amount (including, but not limited to, the entire award) that the Committee shall determine. The Committee may determine to recover different amounts from different Participants or different classes of Participants on such bases as it shall deem appropriate. In no event shall the amount to be recovered by the Company be less than the amount required to be repaid or recovered as a matter of law. The Committee shall determine whether the Company shall effect any such recovery (i) by seeking repayment from the Participant, (ii) by reducing (subject to applicable law and the terms and conditions of the applicable plan, program or arrangement) the amount that would otherwise be payable to the Participant under any compensatory plan, program or arrangement maintained by the Company or any of its affiliates, (iii) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with the Company’s otherwise applicable compensation practices, or (iv) by any combination of the foregoing.
X.    Modification, Suspension or Termination of Plan
The Committee may at any time suspend, terminate, modify or amend any or all of the provisions of the Plan.
XI.    Governing Law
    The Plan is governed by the laws of the State of Delaware.
XII.    Tax Withholding
The Company has the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have under law to withhold federal, state or local income or other taxes incurred by reason of payments pursuant to the Plan.
XIII.    Section 409A
The Plan is intended to comply with the applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and will be limited, construed and interpreted in accordance with such intent.
XIV.    Non-Transferability of Award
No award under the Plan, and no rights or interests therein, will be assignable or transferable by a Participant (or legal representative).

XV.    Effective Date
The Plan is effective as of October 1, 2021 and continues until December 31, 2021, unless otherwise terminated, suspended, modified, or amended by the Committee prior to December 31, 2021.

Appendix A
Annual Incentive Plan (AIP)
2021 Target Awards

Position Level	Target Award (% of Midpoint)*	Target Award (Value)*
[***]	55%	$232,500
[***]	50%	$196,700
[***]	50%	$178,900
[***]	45%	$145,900
[***]	45%	$135,300
[***]	40%	$112,200
[***]	40%	$102,000
[***]	35%	$83,400
[***]	30%	$66,900
[***]	30%	$60,100
[***]	25%	$46,000
[***]	25%	$41,800
[***]	20%	$31,700
[***]	20%	$29,000
[***]	20%	$26,700
[***]	15%	$18,700
[***]	15%	$17,100

*Target Award % of Base Salary midpoint and value for non-U.S. participants may vary based on local market practice.